Exhibit 99.1

Contacts:
John P. McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.McLaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Expiration and Preliminary Results of its Exchange Offer

INCLINE VILLAGE, NV, January 3, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the expiration and preliminary results of its offer to exchange up to $180,000,000 in aggregate principal amount of outstanding 2.875% Convertible Senior Notes due 2015 (Old Notes), for a like principal amount of new 2.875% Series 2012 Convertible Senior Notes due 2015 (New Notes), and a cash payment.  The name of the New Notes has been amended from the previously-announced "2.875% Series 2011 Convertible Senior Notes due 2015" to reflect the expected issuance of the New Notes in 2012 instead of 2011.

Based on the preliminary count by The Bank of New York Mellon Trust Company, N.A., the tender and paying agent for the exchange offer, a total of $168,972,000 aggregate principal amount of Old Notes, representing approximately 93.9% of the outstanding principal amount of the Old Notes,  were properly tendered for exchange and not withdrawn.

In accordance with the terms and conditions of the exchange offer, and based on the preliminary count by the tender and paying agent, PDL expects to accept for exchange $168,972,000 principal amount of Old Notes for a like principal amount of New Notes and aggregate note exchange payments of $844,860.

These amounts are preliminary and subject to confirmation by the tender and paying agent. The final results of the exchange offer will be announced promptly following completion of the confirmation process by the tender and paying agent. Settlement of the exchange offer is expected to occur on or around January 5, 2012.

The information agent for the exchange offer is Georgeson Inc. Holders of Old Notes who have questions may call the information agent at (866) 541-3547. Banks and brokers may call (212) 440-9800.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Exchange Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell the Old Notes.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.     Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011, and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.